Marion Surgical

We're innovating with VR/AR to create realistic simulations for surgeons, enhancing skills in a safe, virtual environment. Celebrating our AFWERX Phase 1 contract win, we have exclusive rights to bring patented medtech to the Department of Defense.


Our portable hardware solution is easy to deploy anywhere in the world.
Our vision is to use the data we collect to create simulation-specific algorithms

Invest

$100 minimum investment

DEADLINE: December 6, 2024

in 2 months

SHARE PRICE

$20

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$2,006,100

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Welcome to Marion Surgical, where we're transforming the way surgeons train for complex procedures. Our focus is on harnessing the power of virtual and augmented reality with haptics (touch) to create a realistic, interactive training environment for minimally invasive and robotic surgery. This approach not only enhances the learning experience but also improves patient outcomes by sharpening surgeons' skills.



Utilizing the power of advanced haptic feedback
we ensure surgeons perform at their best in the real world.

Our team, comprised of experts in medical technology, software development, and education, has already made significant strides. We've secured a Phase 1 AFWERX contract, an acknowledgment of our potential to make a substantial impact in surgical training. Additionally, we hold exclusive rights to a sell and further develop a patented technology to the DOD.

Our vision is to become a key player in the field of medical education, providing tools that enable surgeons around the world to practice and perfect their craft without risk.

We're not just creating products; we're building a new standard in surgical training.



Marion Surgical has perfected a virtual reality surgical simulation/ rehearsal platform

We invite you to join us on this journey. Together, we can contribute to the advancement of medical education and ultimately, improve the quality of healthcare globally. 5% of our fundraise is planned to go to sending a simulator as part of a training mission initiative in Savanna La Mar Jamaica. According to the Lancet Commission on Global Surgery, up to 5 billion people around the world do not have access to adequate surgical care. The Lancet Commission report in 2015 estimated that more people die as a result of inadequate access to surgical care than malaria, TB and HIV combined.

SUCCESS TO DATE

- AFWERX Phase 1 contract with the **Department of Defense (DoD)**
- Exclusive contract to distribute **patented surgical simulation technology** with haptics to the DOD

PROBLEM

The Department of Defense faces a critical challenge in ensuring that military medical personnel are adequately prepared for the highly complex and unpredictable nature of battlefield surgery. Traditional training methods are limited in their ability to replicate the dynamic and often stressful conditions encountered in military medical scenarios. This gap in training can potentially impact the readiness and efficacy of medical teams in life-threatening situations, where precision and quick decision-making are paramount.

SOLUTION

For the Air Force, we introduce a breakthrough solution: **a patented Augmented Reality (AR) technology designed to revolutionize surgical training for military surgeons.** This platform simulates complex surgical procedures with unparalleled precision and realism, allowing medical professionals to rehearse intricate operations before they are performed in real life. Here’s a refined version of the description:


Through our patented haptic technology
We are able to capture data on the forces applied with the surgical tools at every stage of the operation

Revolutionizing Military Surgical Training with AR Technology

Our patented AR training platform is engineered to bridge the critical gap in military surgical preparedness. It provides a dynamic, immersive environment where surgeons can practice complex surgical scenarios with life-like accuracy. This isn't just about simulation; it's about creating a highly interactive experience that mirrors the pressure and decisions faced in real-world surgeries, without the associated risks. The value of this technology extends beyond skill enhancement. It's about saving lives and ensuring the swift recovery of personnel injured in combat. In situations where every second counts, our AR platform ensures military surgeons are equipped with the experience and confidence needed to make the right call under pressure.

Key Features and Impact

- **Realistic Haptics:** Advanced haptic feedback makes each simulated procedure feel real, from the resistance of tissue to the weight of surgical instruments. This fosters a deeper understanding of tactile nuances critical in surgery.
- **Tailored Scenarios:** Surgeons can rehearse specific, complex cases they're scheduled to perform, enhancing procedural familiarity and reducing the potential for complications.
- **Enhanced Preparedness:** By practicing in a controlled yet realistic setting, military medical staff can refine their skills, ultimately improving surgical outcomes and the effectiveness of healthcare services in the field.


Surgeons can practice the procedure and improve accuracy on the actual patient with our patented haptics

Empowering Our Military Medics

Imagine a future where every military surgeon can rehearse a life-saving operation before stepping into the operating room, armed with the insight and precision practiced in virtual reality. This is the future our AR training platform promises—a future where technology and preparedness converge to protect and heal our service members with unmatched efficiency.

Your Support Shapes the Future

By investing in this technology, we believe you're contributing to a pivotal shift in military medicine. You're not just supporting the development of a training platform; you're helping to build a foundation for superior healthcare services that can save lives on and off the battlefield.

Why Our Solution Stands Out

Realistic Practice Anytime, Anywhere: We offer a hands-on experience that's as close to real surgery as it gets, accessible from the comfort of one's home, office or the battlefield. This means continuous skill enhancement for professionals and an intriguing introduction to surgery for novices.

BUSINESS MODEL

Marion Surgical's business model is centered around leveraging its innovative technology to provide advanced training solutions to high-stakes sectors such as the military. The recent win of the AFWERX Phase 1 contract with the Department of Defense (DoD) is a significant milestone towards the DOD adopting our technology.

Our haptic simulator integrated with augmented reality (AR), is designed to meet the rigorous and specific needs of military medical training. This simulator offers a highly realistic, tactile, and visual experience that is crucial for preparing military medical personnel for the complexities and unpredictability of surgical procedures in various field conditions.

The business model is structured around providing these advanced simulators as a comprehensive training solution to the Department of Defense. This involves not just the sale of the physical hardware, but also encompasses ongoing support, software updates, and customization as per the specific requirements of military training programs. Our aim is to create a long-term partnership with the DoD, where Marion Surgical continually contributes to enhancing the surgical capabilities of military personnel.


marion
surgical
Patient CT scans uploaded to Marion

MARKET

"The US Department of Defense spends about US $14 billion annually on synthetic digital training for personnel. Moreover, the AR market in the military domain is estimated to reach US $1,797.5 million by the end of 2025.10 The focus on improving skills faster and at lower costs is seen to have led to a rise in the deployment of digital reality in defence departments globally. In accordance with commercial applications, defense too has its preference for various themes of digital reality."

PRESS

- **EIN Presswire**
  Marion Surgical Announces Selection by AFWERX for SBIR Phase 1

TEAM



Ben Sainsbury

CEO

A unique blend of technical innovation and entrepreneurial expertise to the table, grounded in his development of our core patented technology during his PhD in Computer Science. He has a strong track record in launching start-ups, securing equity and debt financing, and leading high-performance teams, which are crucial for our venture's growth. With a focus on creating shareholder value, Ben's experience and leadership make him and our team exceptionally suited to realize the potential of this venture, offering both financial returns and a commitment to innovation and excellence.



Dr. Rajiv Singal

Head of Medical Technology

Dr. Singal currently is the Surgeon in Chief at Michael Garron Hospital. He also leads the Surgical Robotics Program jointly run by Michael Garron Hospital and Sunnybrook Health Sciences Centre. He was Head, Division of Urology, Department of Surgery at the Michael Garron Hospital from July 2001 until October 2012 and is an Associate Professor within the Department of Surgery at the University of Toronto. He supervises the Clinical Endourology Fellowship program at MGH under the umbrella of the University of Toronto and also teaches undergraduate and postgraduate medical trainees.



Tim Averch

Medical Advisor

Timothy D. Averch, M.D., F.A.C.S., Professor and Vice Chair for Quality, Director of Endourology, UPMC Department of Urology; Chair, AUA Quality Improvement and Patient Safety Committee Dr. Averch graduated from the University of Pittsburgh School of Medicine and went on to complete his Urology training at New York Medical College. Following his residency, he completed a fellowship in Endourology at Johns Hopkins Hospitals. Dr. Averch is currently Vice Chair for Quality and Professor of Urology at the University of Pittsburgh Medical Center and is the Director of Endourology. He is currently Chair for the AUA Quality Improvement and Patient Safety committee. He is certified by the American Board of Urology.



Dr. Mitch Goldenberg

Medical Advisor

Dr. Goldenberg is an Assistant Professor of Clinical Urology at the Keck School of Medicine of USC. He obtained his medical degree at St. George’s, University of London in London, England before completing his urology residency at the University of Toronto in Toronto, Canada. During residency, he participated in the Surgeon Scientist Training Program, completing a PhD in Surgical Education. His research focuses on the assessment of surgical skills and studying the role of artificial intelligence as a tool in medical education and patient safety.

INVESTOR INVITATION

Become Part of Our Groundbreaking Journey

At Marion Surgical, we believe in the power of technology to transform lives - not just through advanced surgical training but by building a community united in the mission to revolutionize healthcare. Our journey is not just about innovation; it's about creating a legacy of improved healthcare for all, especially in critical areas like military medical readiness.

Why do we think you'll connect with our mission? Because at the heart of Marion Surgical lies a commitment to saving lives and enhancing the quality of care. It's a universal cause that touches each of us personally, whether through our families, friends, or the stories we hear every day. Our core values of excellence, innovation, and compassion are not just pillars for our product development but are values we know you share.

As we embark on this emotional journey, we invite you to become a part of our story. Your investment goes beyond financial support; it's a vote of confidence in a future where healthcare is more accessible, efficient, and effective. Together, we can build a future where every surgeon has the training they need to make life-saving decisions, and every patient benefits from the highest standards of care.

Join Us, and Let's Make History Together

Your contribution is more than an investment in Marion Surgical; it's an investment in the future of healthcare. By joining us, you're not just part of our investor community; you're part of a movement towards a healthier, more hopeful world. Let's embark on this journey together, shaping the future of medical training and making a tangible difference in people's lives every day.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Advertising	$100,000	10.0%
Intellectual Property ("IP")	$26,000	2.6%
Operational Expenses	$75,000	7.5%
Research and Development	$750,000	75.0%
Intermediary fees	$49,000	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Marion Surgical Inc.. This offering must reach its target of at least $10,000 by its offering deadline of December 6, 2024 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

150,305 shares
× $20 per share

$3,006,100 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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UPDATES

Sep 25, 2024 • Primary offering of 50,000 shares at $20

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